Exhibit 99.1

06-02
For further information:
Media: Gina Taylor, Director of Corporate Affairs
713-989-7557

Investors: John F. Walsh, Director of Investor Relations
800-321-7423

SOUTHERN UNION COMPANY ANNOUNCES SALE OF
NEW ENGLAND GAS COMPANY RHODE ISLAND ASSETS

•	$575 million cash transaction less assumed debt of $77 million
•	Proceeds will help fund Sid Richardson Energy Services acquisition
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HOUSTON, February 16, 2006 — Southern Union Company (NYSE: SUG) today announced the sale of the Rhode Island assets of New England Gas Company to National Grid USA for $575 million less assumed debt of $77 million. Proceeds from the sale will be used to retire a portion of the bridge facility financing for the acquisition of Sid Richardson Energy Services, which is slated for an early March closing. The Company will retain New England Gas Company’s North Attleboro and Fall River, Massachusetts operations.

“The sale of these assets is part of the continuing transformation of Southern Union Company from a utility to a leader in the natural gas transportation and services industry,” said George L. Lindemann, Southern Union’s chairman, president and CEO. In January, the Company announced that it had entered into a definitive agreement to sell the assets of its PG Energy natural gas distribution division in Pennsylvania to UGI Corporation for $580 million. “We are very pleased with today’s announcement,” added Eric D. Herschmann, senior executive vice president of Southern Union. “We believe this transaction, as well as our company’s ongoing transformation, will further enhance value for our shareholders.”

Both companies’ boards of directors have approved the transaction, which is contingent upon state and federal regulatory approval and other closing conditions. The sale is expected to close by the third quarter of 2006. Under the terms of the agreements, all active employees of the Rhode Island operations will be offered employment with National Grid.

New England Gas Company, headquartered in Providence, Rhode Island, serves over 290,000 residential and commercial customers in Rhode Island and Massachusetts. Additional information is available at www.negasco.com.

National Grid (LSE: NG., NYSE: NGG), is an international energy delivery business with principal activities in the regulated electricity and natural gas industries. In the U.S., National Grid transmits and distributes electricity and natural gas to nearly 4 million customers across 29,000 square miles of Massachusetts, New Hampshire, New York and Rhode Island. In Rhode Island, National Grid delivers electricity to approximately 477,000 customers in 33 communities. Additional information is available at www.nationalgridus.com.

Merrill Lynch & Co. and Lehman Brothers served as financial advisors to Southern Union in this transaction.

About Southern Union Company
Southern Union Company is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.